UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 23, 2008

Splinex Technology, Inc.
(Exact name of registrant as specified in its charter)

Delaware	333-116817	20-01715816
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

201 S. Biscayne Blvd., Suite 2804 Miami, Florida		33131
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	305.913.1611

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On January 23, 2008, Dr. Peter Novak resigned as the Chief Executive Officer and as a director of the board of directors of Splinex Technology Inc. (the “Company”). On February 6, 2008, Gerard Herlihy resigned as President and Chief Financial Officer of the Company, effective after the Company files its next quarterly report.

On January 23, 2008, Splinex LLC, the controlling shareholder of the Company, named Mr. Mike Zoi as the Chief Executive Officer and as a director of the board of directors, and named Mr. Curtis Wolfe as Vice President and General Counsel and as a director of the board of directors.

On February 8, 2008, the Board of Directors named Stuart Spence Murdoch to the Board of Directors effective February 15, 2008. Mr. Murdoch is a British citizen and resident who is presently the Director of Ceema Capital, a London based hedge fund. Prior to his post at Ceema, Mr. Murdoch was a Director of local market foreign exchange and interest rate trading at ABM Amro. In addition, Mr. Murdoch has held positions at AIG International, Bank of America International, Godlman Sachs, Barclays and Chase Manhattan Bank. Mr. Murdoch is a graduate of Exeter University in England. Mr. Murdoch will receive options to purchase 100,000 shares of the Company’s common stock, pursuant to the 2004 Stock Option Plan with an exercise price of $0.25 per share.

Mr. Zoi is the beneficial owner of 93.83% of the Company’s outstanding common stock following his acquisition of Splinex, LLC, the Company’s parent corporation and a restructuring of the Company’s balance sheet. Mr. Zoi is also the founder of Ener1, Inc., a renewable energy company and former affiliate of the Company.

Mr. Wolfe is presently serving as an officer of the Company’s parent corporation and is performing services for the Company as part of his duties. Mr. Wolfe was the Company’s General Counsel from June 2004 until his resignation in August 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Splinex Technology, Inc.

February 14 ,2008	By:	/s/ Curtis Wolfe
Name: Curtis Wolfe
Title: General Counsel